Exhibit 99.1
[Nurix logo]

Nurix Therapeutics Reports Third Quarter 2026 Financial Results and Provides Corporate Update
Dosed first patient in registrational Phase 3 DAYBreak CLL-306 trial comparing bexobrutideg with pirtobrutinib in relapsed/refractory CLL/SLL
Advanced bexobrutideg combination strategy with initiation of recruiting for the Phase 1b/2 NX-5948-203 study
Earned $27M from Gilead, Pfizer and Sanofi collaborations, including a $10M milestone from Sanofi for first patient dosed in the STAT6 degrader Phase 1 trial
Advanced NX-1607 into Phase 1b expansion cohorts in MSS CRC, NSCLC, CRPC and melanoma with the first patient dosed in September 2026
Following receipt of the $700 million upfront as part of the close of the Roche collaboration, Nurix has $1.1 billion in cash, cash equivalents and marketable securities, and runway into the second half of 2029
BRISBANE, Calif., October 12, 2026 (GLOBE NEWSWIRE) -- Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, today reported financial results for the fiscal quarter ended August 31, 2026, and highlighted significant corporate updates on partnered clinical programs and its wholly owned oncology portfolio.
“The third quarter marked an important transition for Nurix as we moved bexobrutideg into Phase 3 development in CLL and began executing a broader clinical strategy designed to realize its potential across lines of therapy in both oncology and auto-immune disease,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “At the same time, Sanofi advanced our oral STAT6 degrader into the clinic, and we advanced our CBL-B inhibitor NX-1607 into Phase 1b expansion cohorts across four solid tumor indications.”
Program Highlights*
Oncology Pipeline
Bexobrutideg Global Collaboration with Roche
During the quarter, Nurix and Roche entered into the global collaboration to co-develop and co-commercialize bexobrutideg across malignant hematology, immunology and neurology, cleared the Hart-Scott-Rodino requirement, and began executing with the initiation of the Phase 3 DAYBreak CLL-306 study. The collaboration is designed to support Nurix's comprehensive clinical development strategy spanning multiple hematologic malignancies and expansion into immune-mediated diseases, including chronic spontaneous urticaria (CSU) and multiple sclerosis (MS). Under the agreement, development costs are shared 40% by Nurix and 60% by Roche; profits and losses in the United States will be shared equally; and Nurix is eligible to receive tiered royalties on ex-U.S. sales.
Bexobrutideg Registrational Development in CLL/SLL
•Enrolled the first patient in DAYBreak CLL-306 (NCT07516093), the first Phase 3 trial of bexobrutideg. The global, randomized registrational study is designed to evaluate the potential superiority of bexobrutideg versus pirtobrutinib in approximately 620 patients with relapsed/refractory CLL/SLL whose disease has progressed following prior covalent BTK inhibitor therapy.
•Patients in DAYBreak CLL-306 are randomized 1:1 to receive bexobrutideg 600 mg orally once daily or pirtobrutinib. The dual primary endpoints are objective response rate and progression-free survival, each assessed by an independent review committee. The study is designed to support global regulatory submissions.
•Continued enrollment in DAYBreak CLL-201 (NCT07221500), the pivotal single-arm Phase 2 trial designed to support a potential Accelerated Approval submission in patients with relapsed/refractory CLL whose disease has progressed following treatment with a covalent BTK inhibitor, a BCL2 inhibitor and a non-covalent BTK inhibitor.
Bexobrutideg Combination Development
•Initiated recruiting for the Phase 1b/2 NX-5948-203 study (NCT07520006), which will evaluate bexobrutideg in combination with standard-of-care therapies in patients with CLL/SLL.
•The initial cohort is designed to evaluate bexobrutideg in combination with venetoclax.

Bexobrutideg Clinical Data Presented at EHA 2026
•Presented updated Phase 1a results from the NX-5948-301 study in heavily pretreated relapsed/refractory CLL/SLL demonstrating a median progression-free survival of 22.1 months and an objective response rate of 83.0%. Responses were observed across patients with BTK inhibitor resistance mutations, high-risk molecular features and central nervous system involvement.
•Presented new Phase 1b data supporting activity in earlier lines of therapy achieving an objective response rate of 92.9% in patients previously treated with a BTK inhibitor but naïve to BCL2 inhibitor therapy, with 18 of 19 patients remaining on treatment at the data cutoff. Among evaluable BTK inhibitor-naïve patients including treatment-naïve patients, the objective response rate was 84.2%, with 19 of 20 patients remaining on treatment at the data cutoff.
•Across 142 Phase 1a/1b CLL patients, bexobrutideg was well tolerated, consistent with prior disclosures. No dose-limiting toxicities or treatment-related Grade 5 adverse events were reported, and treatment discontinuations due to adverse events occurred in 5.6% of patients as of the January 1, 2026 data cutoff.
Oncology Portfolio
•Nurix advanced NX-1607, an oral CBL-B inhibitor, into Phase 1b monotherapy expansion cohorts and a Phase 1a combination cohort with pembrolizumab. Nurix enrolled its first patient in both the Phase 1b monotherapy expansion and Phase 1a combination cohorts in September 2026. The expansion cohorts will evaluate NX-1607 in patients with microsatellite stable colorectal cancer (MSS CRC), non-small cell lung cancer (NSCLC), metastatic castration-resistant prostate cancer (CRPC) and metastatic melanoma. Each tumor-specific cohort is planned to enroll approximately 30 patients.
•Nurix announced the achievement of a $7 million milestone under the strategic collaboration with Pfizer.
•Nurix and Gilead agreed to extend the research term for one oncology program by an additional two years. Nurix will receive a one-time fee of $10.0 million in connection with the extension.
•Nurix made the decision to discontinue further clinical development of NX-2127 (zelebrudomide) as part of a strategic prioritization of its wholly owned oncology portfolio. Patients currently receiving NX-2127 may continue treatment for as long as clinically appropriate. Nurix will conduct essential safety monitoring while patients remain on treatment, and each treating institution will provide follow-up under its standard of care.
Immunology and Inflammation Pipeline
Expansion of Bexobrutideg into Immunology and Neurology
•Completed evaluation of bexobrutideg in a single-ascending-dose and multiple-ascending-dose study in healthy volunteers (NCT06717269) to support future development in immunology and neurology indications.
Immunology and Inflammation Collaboration Programs
•Sanofi initiated a Phase 1 first-in-human clinical trial of SAR448272/NX-3911, an oral STAT6 degrader being developed for type 2 inflammatory diseases, triggering a $10 million development milestone payment to Nurix. Following the milestone, Nurix has earned approximately $139 million under its collaboration with Sanofi and remains eligible to receive approximately $455 million in future development, regulatory and commercial milestone payments associated with the STAT6 program, in addition to potential royalties on future product sales. Nurix also retains an option to co-develop, co-promote and share profits and losses for the program equally in the United States following demonstration of clinical proof of concept.
•Gilead continues to advance the IRAK4 degrader GS-6791 in an ongoing first-in-human Phase 1 study in healthy volunteers. Nurix retains the right to opt in after Phase 1 to a 50/50 U.S. profit share and co-development arrangement, subject to certain restrictions.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Third Quarter 2026 Financial Results
Revenue for the three months ended August 31, 2026, was $673.1 million compared with $7.9 million for the three months ended August 31, 2025. The increase was primarily due to $653.2 million of license revenue from the collaboration with Roche and $10.0 million from the achievement of a development milestone from the collaboration with Sanofi.
Research and development expenses for the three months ended August 31, 2026, were $79.3 million compared with $86.1 million for the three months ended August 31, 2025. The decrease was primarily due to the cost sharing offset related to the collaboration with Roche.

General and administrative expenses for the three months ended August 31, 2026, were $34.4 million compared with $13.2 million for the three months ended August 31, 2025. The increase was primarily due to one-time expenses associated with the Roche transaction for consulting costs and business development activities.
Net income for the three months ended August 31, 2026, was $549.8 million, or $4.73 per diluted share, compared with net loss of $86.4 million, or ($1.03) per basic and diluted share, for the three months ended August 31, 2025.
Cash, cash equivalents and marketable securities were $1.1 billion as of August 31, 2026, compared with $592.9 million as of November 30, 2025.

About Bexobrutideg (NX-5948)
Bexobrutideg (NX-5948) is an investigational, orally bioavailable, brain-penetrant, highly selective small-molecule degrader of Bruton’s tyrosine kinase (BTK) being developed by Nurix and Roche across malignant hematology, immunology and neurology.
Bexobrutideg is currently being evaluated in a broad clinical development program in patients with CLL, including DAYBreak CLL-201 (NCT07221500), a pivotal single-arm Phase 2 study in relapsed/refractory CLL; DAYBreak CLL-306 (NCT07516093), a randomized Phase 3 trial comparing bexobrutideg with pirtobrutinib in relapsed/refractory CLL/SLL; NX-5948-203 (NCT07520006), a Phase 1b/2 study evaluating bexobrutideg in combination with venetoclax with or without an anti-CD20 antibody in relapsed/refractory and treatment-naïve CLL; and NX-5948-301 (NCT05131022), a Phase 1a/1b study in relapsed/refractory B-cell malignancies. Additional information about these clinical trials can be found at clinicaltrials.gov.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, a new frontier in drug discovery aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s clinical-stage oncology pipeline includes bexobrutideg, a degrader of BTK being co-developed with Roche, and NX-1607, an inhibitor of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix’s autoimmune disease pipeline includes bexobrutideg in collaboration with Roche and clinical-stage degraders of IRAK4 in collaboration with Gilead and STAT6 in collaboration with Sanofi. Nurix is also advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates in its wholly owned preclinical pipeline and under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by an AI-integrated discovery engine capable of tackling virtually any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in Brisbane, California. For additional information, visit www.nurixtx.com.

Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; Nurix's plans and expectations with respect to the clinical trials for its drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; and the potential benefits of and Nurix’s expectations with respect to its strategic collaborations. Forward-looking statements reflect Nurix’s current beliefs, expectations and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix and its collaborators will be able to advance drug candidates, obtain regulatory approval and ultimately commercialize drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) the unexpected emergence of adverse events or other undesirable side effects during clinical development; (iv) whether Nurix will be able to fund development activities and achieve development goals, including its obligations under the Nurix-Roche collaboration; (v) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (vi) whether Nurix and Roche will be able to successfully co-commercialize bexobrutideg in the United States; (vii) whether Nurix will be able to protect its intellectual property; and (viii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2026, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors & Media
Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com

Nurix Therapeutics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Revenue:
Collaboration revenue	$19,908	$7,894	$35,203	$40,403
License revenue	653,156	—	653,156	30,000
Total revenue	673,064	7,894	688,359	70,403
Operating expenses:
Research and development	79,260	86,120	251,049	233,879
General and administrative	34,353	13,159	64,558	39,095
Total operating expenses	113,613	99,279	315,607	272,974
Income (loss) from operations	559,451	(91,385)	372,752	(202,571)
Interest and other income, net	3,962	4,964	13,681	17,095
Income (loss) before income taxes	563,413	(86,421)	386,433	(185,476)
Provision for income taxes	13,606	—	13,335	760
Net income (loss)	$549,807	$(86,421)	$373,098	$(186,236)
Net income (loss) per share, basic	$4.93	$(1.03)	$3.36	$(2.22)
Weighted-average number of shares outstanding, basic	111,563,067	84,159,336	110,912,478	83,869,469
Net income (loss) per share, diluted	$4.73	$(1.03)	$3.26	$(2.22)
Weighted-average number of shares outstanding, diluted	116,152,771	84,159,336	114,367,848	83,869,469

Nurix Therapeutics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	August 31,	November 30,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$720,242	$246,960
Marketable securities, current	328,013	345,981
Accounts receivable	20,000	—
Prepaid expenses and other current assets	35,437	13,878
Total current assets	1,103,692	606,819
Marketable securities, non‑current	14,832	—
Operating lease right-of-use assets	48,631	50,517
Property and equipment, net	19,407	22,490
Restricted cash	782	968
Other assets	7,954	7,341
Total assets	$1,195,298	$688,135
Liabilities and stockholdersʼ equity
Current liabilities:
Accounts payable	$32,984	$11,215
Accrued expenses and other current liabilities	63,674	54,852
Operating lease liabilities, current	3,241	2,824
Deferred revenue, current	8,610	17,580
Deferred collaboration funding, current	22,233	—
Total current liabilities	130,742	86,471
Operating lease liabilities, net of current portion	62,091	52,906
Deferred revenue, net of current portion	10,778	10,011
Deferred collaboration funding, net of current portion	23,376	—
Total liabilities	226,987	149,388
Stockholdersʼ equity:
Common stock	109	102
Additional paid-in capital	1,598,540	1,541,766
Accumulated other comprehensive income (loss)	(210)	105
Accumulated deficit	(630,128)	(1,003,226)
Total stockholdersʼ equity	968,311	538,747
Total liabilities and stockholdersʼ equity	$1,195,298	$688,135